EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

Alfa Corporation:

We consent to incorporation by reference in the registration statements (No. 33-77916 and 33-76460) on Form S-8 and (No. 33-83134) on Form S-3 of Alfa Corporation of our reports dated February 6, 2004, relating to the consolidated balance sheets of Alfa Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003 and all related schedules, which reports appear in or are incorporated by reference in the December 31, 2003 annual report on Form 10-K of Alfa Corporation.

/s/ KPMG LLP

Atlanta, Georgia

March 12, 2004